                                                                      EXHIBIT 99


                                 [CONCORD LOGO]




CONTACT:                   OR               LENS' INVESTOR RELATIONS COUNSEL:
Concord Camera Corp.                        The Equity Group, Inc.
Brian King                                  Robert Goldstein    (212) 371-8660
Senior Executive Vice President             Devin Sullivan      (212) 836-9608
(954) 331-4200

                              FOR IMMEDIATE RELEASE
                   CONCORD CAMERA CORP. ANNOUNCES RESULTS FOR
            THE SECOND QUARTER AND SIX MONTHS ENDED DECEMBER 27, 2003


HOLLYWOOD, FLORIDA - February 5, 2004 - Concord Camera Corp. ("Concord" or "Company") (NASDAQ National Market: LENS) today reported financial results for the second quarter and six months of fiscal year 2004 ended December 27, 2003 (see attached tables).

Second Quarter Comparison

For the second quarter ended December 27, 2003, net sales ("sales") were $65.1 million, a 5.2% increase over the same quarter last year. The net loss was $(2.9) million, or $(0.10) per share. This compared to sales of $61.8 million, and net income of $2.1 million, or $0.07 per diluted share for the second quarter of the prior fiscal year. This year's second quarter includes the pretax recognition of a $0.9 million loss related to the decline in fair value of certain short-term investments, which loss was realized upon the sale of the investments subsequent to the end of the quarter, and a pretax $3.1 million charge with respect to certain inventory and tooling primarily attributable to digital camera products.

Commenting on the financial results, Ira B. Lampert, Concord's Chairman, Chief Executive Officer and President, said, "Concord's sales of $65.1 million for the second quarter of fiscal 2004 set a company record for the highest revenue in any prior quarter. The net loss was $(2.9) million, or $(0.10) per share, versus the revised guidance, issued on January 16, 2004, of a loss of $(2.0) to $(2.5) million, or $(0.07) to $(0.09) per share. The disappointing results were primarily attributable to lower than anticipated digital camera sales coupled with lower than projected average selling prices. Furthermore, another contributing factor to the loss was the significantly higher manufacturing costs that were incurred as a result of production inefficiencies related to delays in completing the development of certain new digital camera products."

Mr. Lampert also said, "Sales from our Retail Sales and Distribution ("RSD") business for the second quarter of fiscal 2004 were $55.4 million, an increase of $7.1 million, or 14.7% compared to the same quarter last year, and accounted for 85% of total sales. This growth was in large part due to sales of Polaroid branded and other single use and traditional cameras, new accounts and organic growth from existing accounts. Sales from our Design and Manufacturing Services ("DMS") business were $9.7 million, a decrease of $3.8 million, or 28.5%, compared to the same quarter last year, and accounted for 15% of total sales. The decline was primarily attributable to a decrease in sales to certain customers which was offset, to some extent, by single use and digital camera sales to other customers."

Concord Camera Corp. Announces Results For
Second Quarter and Six Months Ended December 27, 2003
February 5, 2004
Page 2


Mr. Lampert continued, "Our performance in the second quarter was very disappointing, in particular, sales of one of our digital cameras were significantly lower than we had expected. Although our average selling prices for digital cameras increased by more than 30% over the prior fiscal year, they were lower than anticipated on certain products due to significant price pressure during the holiday selling season.

"For the reasons described above, gross profit for the second quarter of fiscal 2004 was $6.5 million, or 9.9% of sales, versus $9.5 million, or 15.3% of sales in the same quarter last year.

"We continue to invest in new product engineering, design and development, primarily focusing on digital technologies and products. We incurred $2.5 million, or 3.8% of sales, in product development costs in this year's fiscal second quarter as compared to $2.0 million, or 3.2% of sales, in the second quarter last year.

"Selling expenses for the second quarter of fiscal 2004 were $3.7 million, or 5.7% of sales. This compared to $2.2 million, or 3.5% of sales, for the second quarter last year. The increase in absolute dollars was primarily due to royalties related to the Polaroid brand licenses, the cost of additional sales and marketing personnel, and higher variable costs including freight and handling, all of which are attributable to the Company's growth.

"General and administrative expenses for the second quarter of fiscal 2004 were $5.5 million, or 8.5% of sales. This compared to $5.3 million, or 8.5% of sales, for the second quarter last year," said Mr. Lampert.

Non-cash variable stock option expense for the second quarter of this fiscal year was $48,000 compared to no such expense for the same quarter last year.

Interest expense for the second quarter of fiscal 2004 was $0.2 million compared to $0.1 million in the same quarter last year.

Other (income), net was a $0.3 million expense for this year's second quarter as compared to $(0.7) million of income last year. The decrease of $1.0 million related primarily to the $0.9 million loss we recognized on the decline in fair value of the short-term investments that were sold subsequent to the end of the quarter. Over the holding period of the short-term investments, the Company realized a net positive return after giving effect to the dividend income received which more than offset the realized loss.


Six Month Comparison

For the six months ended December 27, 2003 ("Fiscal 2004 YTD"), sales were $122.5 million, a 33.1% increase over the same period last year, and we incurred a net loss of $(3.5) million, or $(0.12) per share. For the six months ended December 28, 2002 ("Fiscal 2003 YTD"), sales were $92.0 million and net income was $3.5 million, or $0.12 per diluted share.

Concord Camera Corp. Announces Results For
Second Quarter and Six Months Ended December 27, 2003
February 5, 2004
Page 3


RSD sales for Fiscal 2004 YTD were $97.8 million, an increase of $23.7 million, or 31.8%, and accounted for 80% of sales. This growth was in large part due to sales of Polaroid branded and other single use and traditional cameras, new accounts and organic growth from existing accounts. DMS sales were $24.7 million, an increase of $6.8 million, or 38.4%, and accounted for 20% of total sales. The increase was primarily attributable to sales of single-use cameras. Gross profit for Fiscal 2004 YTD was $17.2 million, or 14.0% of sales, versus $17.2 million, or 18.7% of sales, in Fiscal 2003 YTD. Fiscal 2004 YTD included the $3.1 million charge in the second quarter for certain inventory and tooling primarily attributable to digital camera products. In addition, cost of products sold for the six month period was $2.3 million higher than it would have been had we not changed our method of applying manufacturing labor and overhead costs to inventory during the first quarter of fiscal 2004. Fiscal 2003 YTD included $0.8 million of additional airfreight costs attributable to the West Coast dock worker labor dispute. Product development expenses were $5.0 million, or 4.1% of sales for Fiscal 2004 YTD versus $4.0 million, or 4.3% of sales, for the same period last year.

Selling expenses for Fiscal 2004 YTD were $6.1 million, or 5.0% of sales. For the same period last year, selling expenses were $4.0 million, or 4.4% of sales. The increase was primarily due to the cost of additional sales and marketing personnel, royalties related to the Polaroid licenses and higher variable costs including freight and handling, all of which are associated with the Company's growth.

General and administrative expenses for Fiscal 2004 YTD were $11.5 million, or 9.4% of sales, compared to $9.5 million, or 10.4% of sales for the same period last year. The increase was primarily attributable to increases in professional fees associated with installing a new Enterprise Resource Planning System, costs of compliance with certain aspects of the Sarbanes-Oxley Act of 2002 and additional costs associated with the Company's growth.

Variable stock-based compensation expense for Fiscal 2004 YTD was $3.1 million as compared to no expense in the first six months of Fiscal 2003.

Interest expense for Fiscal 2004 YTD was $0.4 million, versus $0.8 million for Fiscal 2003 YTD, a decrease of $0.4 million. The decrease related to the repurchase in August 2002 of our $15 million, 11% Senior Notes and the write-off of deferred finance costs of $0.3 million recorded in the first quarter of Fiscal 2003.

Other (income), net was an expense of $0.2 million for Fiscal 2004 YTD as compared to income of $(1.0) million in Fiscal 2003 YTD. This year includes the $0.9 million loss we recognized as a result of the decline in fair value of our short-term investments and lower foreign exchange gains than last year.



Working Capital

Working capital was $122.5 million at December 27, 2003, an increase of $1.4 million over working capital at June 28, 2003. For the first six months of Fiscal 2004, cash and short-term investments decreased $33.4 million, primarily due to accounts receivable increasing by $13.2 million, inventory increasing by $13.2 million and liabilities declining by $7.0 million. Accounts receivable increased due to higher sales in the second quarter. Inventory increased from $32.3 million at the end of Fiscal 2003 to $46.4 million at the end of the first quarter of this year due to the significant sales growth in the second quarter. During the second quarter, inventory declined by $0.9 million to $45.5 million.

Concord Camera Corp. Announces Results For
Second Quarter and Six Months Ended December 27, 2003
February 5, 2004
Page 4


Concord's Balance Sheet Remains Strong

Mr. Lampert continued, "Concord ended the second quarter with working capital of $122.5 million, no long-term debt, and cash and investments on hand of $54.8 million. We also had total stockholders' equity of $158.1 million, or approximately $5.56 per share, as of December 27, 2003. We believe that if we adhere to our fundamental strategies of engineering, developing, designing and manufacturing high quality products at low cost and introducing new products to our RSD and DMS customers, our business will grow. We continue to invest in human resources, technologies, manufacturing facilities, capital equipment and product development to support growth and our transition to a leading image capture technology-based DMS and RSD company."


Third Quarter 2004 Guidance

Commenting on the short-term outlook for the Company, Mr. Lampert continued, "Currently, for the third quarter of fiscal 2004, we anticipate sales in the range of $30 to $35 million and a net loss in the range of $3.0 to $4.0 million, or $(0.10) to $(0.14) per share, before any non-cash variable stock option expense or income."


Potential New Products and Relationships

If the Company's sourcing and development efforts are successfully concluded, the Company anticipates introducing several new digital, single use and traditional camera products to potential new and existing DMS and RSD customers during the remainder of Fiscal 2004.


Investor Conference Call

Ira B. Lampert, Chairman, Chief Executive Officer and President, will host a conference call today, Thursday, February 5, 2004 at 11:00 A.M. Eastern Time, to discuss the second quarter and six months results. To participate in the live conference call with management, please call (973) 582-2783 approximately ten
(10) minutes prior to the start time and ask to be connected to the Concord conference call. The conference call will also be broadcast live over the Internet via the WEBCAST section featured on the home page of Concord's web site
- www.concord-camera.com. To listen to the live call, go to the web site at least 15 minutes early to register, download and install any necessary audio software. The conference call will also be archived and can be accessed on Concord's website for approximately five business days.


About Concord Camera Corp.

Concord Camera Corp. is a global developer, designer, manufacturer and marketer of high quality, popularly priced, digital, instant, Advanced Photo System
(APS), and 35mm cameras. Concord principally markets its cameras under the trademarks POLAROID(R), CONCORD(R) and CONCORD EYE Q(R). Concord sells and markets its camera products worldwide through direct sales offices in the United States, Canada, Germany, Hong Kong, the United Kingdom and France and through independent sales agents. Concord manufactures its products in its vertically integrated manufacturing facilities in the People's Republic of China. The Polaroid trademark is owned by Polaroid Corporation and is used by Concord under license from Polaroid. CONCORD and CONCORD EYE Q are trademarks and/or registered trademarks of Concord Camera Corp. in the United States and/or other countries.

Concord Camera Corp. Announces Results For
Second Quarter and Six Months Ended December 27, 2003
February 5, 2004
Page 5


Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results and the future introduction of new products, involve risks and uncertainties which may affect the Company's business and prospects, including the risks discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 2003 and subsequently filed reports. Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

Concord Camera Corp. Announces Results For
Second Quarter and Six Months Ended December 27, 2003
February 5, 2004
Page 6



Concord Camera Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

                                                                         December 27,        June 28,
                                                                            2003              2003
                                                                         ------------       ---------
                                Assets                                    (Unaudited)
Current Assets:
     Cash and cash equivalents                                            $   9,386         $  38,221
     Short-term investments                                                  45,429            50,035
     Accounts receivable, net                                                45,721            32,494
     Inventories                                                             45,527            32,317
     Prepaid expenses and other current assets                                6,668             5,122
                                                                          ---------         ---------
               Total current assets                                         152,731           158,189
Property, plant and equipment, net                                           20,266            21,328
Goodwill, net                                                                 3,721             3,721
Other assets                                                                 23,330            22,576
                                                                          ---------         ---------
Total assets                                                              $ 200,048         $ 205,814
                                                                          =========         =========

                 Liabilities and Stockholders' Equity
Current Liabilities:
     Accounts payable                                                     $  16,193         $  22,105
     Accrued expenses                                                        11,256            13,023
     Other current liabilities                                                2,827             1,984
                                                                          ---------         ---------
               Total current liabilities                                     30,276            37,112
Other long-term liabilities                                                  11,628            11,874
                                                                          ---------         ---------
Total liabilities                                                            41,904            48,986
Commitments and contingencies
Stockholders' equity:
     Blank check preferred stock, no par value,
     1,000 shares authorized, none issued                                      --                --

     Common stock, no par value, 100,000 shares
     authorized; 30,357 and 29,464 shares issued
     as of December 27, 2003 and June 28, 2003, respectively                142,714           141,109
     Paid-in capital                                                          8,611             5,407
     Deferred stock-based compensation                                         (105)             (190)
     Deferred compensation arrangement                                          413              --
     Retained earnings                                                       11,544            15,070
     Accumulated other comprehensive loss                                      --                (431)
                                                                          ---------         ---------
                                                                            163,177           160,965
     Less: treasury stock, at cost, 1,599 and 1,543 shares as
        of December 27, 2003 and June 28, 2003, respectively                 (4,620)           (4,137)

        Less: common stock held in trust, 331 shares as
        of December 27, 2003                                                   (413)             --
                                                                          ---------         ---------
               Total stockholders' equity                                   158,144           156,828
                                                                          ---------         ---------
Total liabilities and stockholders' equity                                $ 200,048         $ 205,814
                                                                          =========         =========



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

Concord Camera Corp. Announces Results For
Second Quarter and Six Months Ended December 27, 2003
February 5, 2004
Page 7


Concord Camera Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

                                         For the quarter ended                   For the six months ended
                                 --------------------------------------    --------------------------------------

                                   December 27,           December 28,       December 27,         December 28,
                                      2003                   2002               2003                 2002
                                 ---------------        ---------------    ---------------      ---------------
Net sales                            $  65,063            $  61,840           $ 122,464           $  92,022
Cost of products sold                   58,602               52,372             105,262              74,832
                                     ---------            ---------           ---------           ---------
Gross profit                             6,461                9,468              17,202              17,190
Selling expense                          3,707                2,191               6,088               4,010
General and
     administrative expenses             5,538                5,270              11,496               9,547
Variable stock-based
     compensation expense                   48                 --                 3,098                --
Interest expense                           207                  146                 370                 824
Other (income), net                        288                 (684)                180                (966)
                                     ---------            ---------           ---------           ---------
(Loss) income before                    (3,327)               2,545              (4,030)              3,775
     income taxes
(Benefit) provision for
     income taxes                         (416)                 460                (504)                299
                                     ---------            ---------           ---------           ---------
Net (loss) income                    $  (2,911)           $   2,085           $  (3,526)          $   3,476
                                     =========            =========           =========           =========

Basic (loss) earnings per
     common share                    $   (0.10)           $    0.07           $   (0.12)          $    0.12
                                     =========            =========           =========           =========
Diluted (loss) earnings per
     common share                    $   (0.10)           $    0.07           $   (0.12)          $    0.12
                                     =========            =========           =========           =========

Weighted average
     common shares
     outstanding - basic                28,370               27,910              28,276              27,830
Dilutive effect of common
     stock options                        --                  1,630                --                 1,593
                                     ---------            ---------           ---------           ---------
Weighted average
     common shares
     outstanding - diluted              28,370               29,540              28,276              29,423
                                     =========            =========           =========           =========




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